
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         DEC-31-1998
<CASH>                                               733,030
<SECURITIES>                                         300,843
<RECEIVABLES>                                        169,955<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               15,064,244
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       33,880,252<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           21,523,452
<TOTAL-LIABILITY-AND-EQUITY>                         33,880,252<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,315,501<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,477,595<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   574,723
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      645,018
<CHANGES>                                            000
<NET-INCOME>                                         (2,226,101)<F6>
<EPS-PRIMARY>                                        (22.04)
<EPS-DILUTED>                                        000

<F1>Included in receivables: Accounts Receivable of $165,134 and Interest receivable of $4,821
<F2>Included  in Total  assets:  Prepaid  expenses of $30,885,  Tenant  security deposits of $86,682,  Other assets of  $189,374,  Investments  in Local  Limited
Partnerships,  net of $16,768,636,  Replacement  reserves of $232,141,  Deferred acquisition  fees escrow of $112,500  and Deferred  expenses,  net of $191,962 .
<F3>Included in Total Liabilities and Equity:  Accounts payable to affiliates of
$1,879,307,  Accounts payable and accrued expenses of $594,709, Interest payable of $301,817, Notes payable, affiliate of $514,968,  Security deposits payable of
$77,576,  Due to  affiliate of $323,046,  Deferred  acquisition  fees payable of
$112,500,  General  Partner  advances of  $200,000,  Mortgage  notes  payable of
$7,445,430  and  Minority  interest in Local  Limited  Partnerships  of $907,447
<F4>Total  revenue  includes:  Rental of  $1,794,205,  Investment of $29,894 and
Other of $491,402.  <F5>Included  in Other  Expenses:  Asset  management fees of
$287,814, General and administrative of $293,097, Bad debt of $102,069, Property management  fees of $108,608,  Rental  operations,  exclusive of depreciation of
$1,076,051, Depreciation of $ 476,827 and Amortization of $133,129. <F6>Net loss reflects: Equity in losses of Local Limited Partnerships of $2,129,535,  Loss on liquidation of interests in Local Limited  Partnerships of $4,835,  and minority interest  in losses  of Local  Limited  Partnerships  of $68.

